                                                                    Exhibit 99.1

--------------------------------------------------------------------------------
                                 GALILEO NEWS
--------------------------------------------------------------------------------

================================================================================

FROM:     DAVID MANDY                           JOHN CHUHRAN, MEDIA CONSULTANT
          PORTER, LE VAY & ROSE, INC.           PORTER, LE VAY & ROSE, INC.
          (212) 564-4700                        (212) 564-4700

COMPANY   GREG RIEDEL, CHIEF FINANCIAL OFFICER
CONTACT   (508) 347-4222

                                                        FOR IMMEDIATE RELEASE


                    GALILEO ANNOUNCES REORGANIZATION PLAN


     STURBRIDGE, MA, MARCH 12 -- Galileo Corporation (NASDAQ, NM:GAEO), today announced its plan for reorganizing and redeploying Company resources in response to the loss of its largest customer, Xerox Corporation as reported in its press release dated February 12, 1997. As previously reported, the loss of the Xerox business will have a material adverse impact on the Company's financial performance for at least the remainder of fiscal 1997 and will likely result in operating losses for the year.

     The Company has completed a reduction in force of 39 employees, or 16% of total employees resulting in an annualized savings of $1.3 million. In addition, certain significant discretionary expenditures, originally planned to support higher operating levels, have been either postponed or eliminated.


                                    -more-



Galileo Corporation    Galileo Park    P.O. Box 550    Sturbridge, MA 01566 USA
                   TEL. (508) 347-9191   FAX (508) 347-3849
                World Wide Web Site: http://www.galileocorp.com

     In connection with the reorganization, the Company expects to record a charge for the three months ending March 31, 1997, of at least $6.8 million, or at least $1.00 per share. The vast majority of the charge will be non-cash and relates to reductions in inventory, plant and equipment and other assets. The charge also includes provisions for severance and other obligations offset by a credit due to the curtailment of related pension benefits.

     William T. Hanley, President and Chief Executive Officer, said, "We believe we've taken appropriate measures to reorganize the Company after giving consideration to the lost Xerox business and the opportunities present in our developing businesses. Our plan redeploys significant resources within the Company responding to continued strong demand for our medical products."

     He added, "We believe that our strategy of diversification into both medical and telecommunication products provides a strong foundation for future growth. We also believe that our balance sheet, particularly with its significant cash balances, provides the potential to realize our strategy. From the anticipated growth in our Medical Products Group and the continued health of our Scientific Detector Products Group we believe that we will return to profitability in the first calendar quarter of 1998. Our recent acquisition of C.R. Bard, Inc.'s Sani-Spec(TM) business, the subject of our press release dated March 3, 1997, will be accretive to earnings immediately and an integral component in achieving this objective."

     Galileo Corporation develops, manufactures, and markets products based on its core fiberoptics and electro-optics technologies for applications in medical products and instruments,




                                    -more-
telecommunication products, analytical detector instruments, and office equipment. Galileo markets its products to OEMs, through marketing partners, and direct to end-users. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures and markets women's health-related medical products.



                                    ######


1997